Q3 2021 Jamf Holding Corp Earnings Call
NOVEMBER 11, 2021 -

CONFERENCE CALL PARTICIPANTS
•Dean J. Hager: Jamf Holding Corp. - CEO & Director
•Jennifer Gaumond: Jamf Holding Corp. - IR Officer
•Jill Putman: Jamf Holding Corp. - CFO

•Chad Michael Bennett: Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst
•David E. Hynes: Canaccord Genuity Corp., Research Division - Analyst
•Gregg Steven Moskowitz: Mizuho Securities USA LLC, Research Division - MD of Americas Research
•Joey Marincek: JMP Securities LLC, Research Division - Research Analyst
•Koji Ikeda: BofA Securities, Research Division - Research Analyst
•Matthew Alan Stotler: William Blair & Company L.L.C., Research Division - Analyst
•Matthew George Hedberg: RBC Capital Markets, Research Division - Analyst
•Raimo Lenschow: Barclays Bank PLC, Research Division - MD & Analyst
•Robbie David Owens: Piper Sandler & Co., Research Division - MD & Senior Research Analyst
•Roderick B. Hall: Goldman Sachs Group, Inc., Research Division - MD
•Sterling Auty: JPMorgan Chase & Co, Research Division - Senior Analyst

PRESENTATION
Operator:
Thank you for standing by, and welcome to the Jamf's Third Quarter 2021 Earnings Conference Call. (Operator Instructions) As a reminder, today's program is being recorded.

I would now like to introduce your host for today's program, Jennifer Gaumond, Vice President of Investor Relations. Please go ahead.

Jennifer Gaumond - Jamf Holding Corp. - IR Officer
Good afternoon and thank you for joining us on today's conference call to discuss Jamf's third quarter 2021 financial results. With me on today's call are Dean Hager, Chief Executive Officer; and Jill Putman, Chief Financial Officer.

Before we begin, I'd like to remind you that shortly after the market closed today, we issued a press release announcing our third quarter 2021 financial results. We also published an updated investor presentation and an Excel file containing quarterly financial statements for fiscal years 2019, 2020 and 2021 year-to-date to assist with modeling. Today's discussion may include forward-looking statements. Please refer to our most recent SEC filings, including our most recent annual report on Form 10-K where you will see a discussion of factors that could cause actual results to differ materially from these statements.

I would also like to remind you that during the call, we will discuss some non-GAAP measures related to Jamf's performance. You can find the reconciliation of those measures to the nearest comparable GAAP measures in our quarterly financial statements.

Additionally, to ensure we can address as many analyst questions as possible during the call, we ask that you please limit your questions to one initial question and one follow-up.

Now I'd like to turn the call over to Dean Hager. Dean?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
Thank you, Jen, and thank you, everyone, for joining us. On today's call, I will share highlights from the third quarter and recap our annual Jamf Nation User Conference. Jill will then review our third quarter financial results, provide our outlook for the fourth quarter and fiscal 2021 and give some high-level thoughts on fiscal 2022.

For the last few quarters, we've talked about the remarkable momentum, consistency and balance across our business, and Q3 was no exception. Our total ARR growth was 47%. As a reminder, Jamf completed the acquisition of Wandera at the beginning of Q3, so this ARR is reflective of our combined companies. Jamf's Q3 organic ARR growth was 37%, which matches our average ARR growth for the 6 quarters we've been a public company, demonstrating remarkable consistency.

Going forward, we will not break out ARR growth by product or acquired company, but we felt it important to provide this clarity since Q3 represents the first quarter post acquisition. This ARR growth was driven by both strong new logo acquisition, growing Jamf's total active customers to over 57,000 by the end of Q3 and also tremendous growth within our customer base due to Apple device expansion and customers purchasing new add-on products. Still, despite customers growing their use of Jamf, no one customer represents more than 1% of our total ARR, a testament to the diversification of our revenue streams.

Additionally, once again, we saw excellent year-over-year ARR growth for all Jamf products, all 3 major geographies and all of Jamf's top 10 commercial industries.

We talked last quarter about how in both Jamf's commercial and education markets we saw bookings growth rates return back to pre-pandemic levels. As expected, in Q3, after tremendous growth last year, the education market leveled off a bit, while growth in Jamf's commercial markets accelerated even further. Commercial markets again made up nearly 75% of our total bookings, with both the Americas and EMEIA markets showing substantial strength.

Jamf's growth is reflective of Apple's device growth across global enterprises, driven by the acceleration of IT consumerization, user preference and financial savings for organizations. In our Q2 earnings call, we cited a new Forrester report finding that cost savings of deploying an M1 Mac is $843 per device when compared to its PC counterpart.

In Q3, Hobson & Company, a leading research firm focused on total cost of ownership and return on investment studies, conducted new independent research specifically with Jamf customers and found that our Apple Enterprise Management solution addressed several specific customer challenges across both large and small enterprises to deliver a quick and compelling ROI.

The study identified that Jamf's platform delivers significant benefits to organizations across 3 broad business objectives: simplifying IT management, improving end user experience and mitigating risk. Respondents indicated a 90% reduction in time spent on device provisioning, deployment, ongoing management and application management. End user productivity also benefited, with customers seeing a 90% reduction in productivity loss as support tasks were virtually eliminated with Jamf. And, as security continues to be a key focus for organizations, customers saw a 70% reduction in time spent remediating incidents and vulnerabilities.

We believe the significant value of Apple Enterprise Management and specifically the Jamf platform, will continue to drive organizations to expand their Apple fleet through employee choice programs, in particular, for Mac. Today, Jamf serves more than 60 customers who have deployed greater than 10,000 Mac, far more than any other provider of management and security solutions in the world.

In no industry has Mac choice been more prolific than in the technology industry, where the Mac has become the device of choice for software engineers. Jamf's Apple Enterprise Management solutions are used by 8 of the top 10 technology companies in the world, 3 of which have deployed more than 100,000 Mac.

In Q3 alone, 5 technology companies grew their Jamf deployments from supporting a total of approximately 160,000 Mac to over 175,000. We believe the changing employee demographics, combined with the consumerization of IT, growth in remote work and overwhelming popularity of the new line of Apple Silicon Mac is changing the landscape of the PC marketplace.

According to the latest analysis by IDC, in Q3, Apple shipped more Mac than in any quarter in history with a growth rate double that of the industry. More importantly, this Apple Mac momentum has been sustained with greater than 29% year-over-year growth for the full year 2020 as well as 2021 year-to-date, making Mac the fastest-growing computer over those 7 quarters, a growth rate approximately twice the industry. As Jamf's platform capabilities broaden to solve more IT and security challenges while helping enterprise Mac become more affordable, we've seen Mac choice expand at even faster rates.

One example of clear Jamf and Mac ROI benefits is found at BJSS, a U.K.-based technology and engineering consulting firm. When the M1 chip and Big Sur arrived in 2020, BJSS' existing systems couldn't provide the support they needed for Apple's new technology. So, they purchased 1,400 seats of Jamf Business Plan - which includes all Jamf management, connection and protection solutions - and now BJSS tells us their new ability to purchase the more affordable M1 Mac and manage and secure them out of the box has resulted in rapidly achieving return on their Jamf investment.

Jamf's value and momentum is also accelerating as we help organizations with industry digital transformation, which has led to iOS and iPadOS representing the fastest-growing device type on our platform for the past 4 quarters.

Jamf differentiates with a patented ability to automate unique industry workflows for rapid adoption of Apple devices, specifically to transform mission-critical processes and customer touch points. In Q3, this capability led to Jamf signing the largest commercial iOS and iPadOS deal in Jamf history.

One example of Jamf's industry digital transformation can be found in the transportation industry, where one of our partners, LifeSaver Mobile, provides a solution that prevents employee phone use while driving as they did with Bee Sweet Citrus, a key supplier of citrus to Costco. LifeSaver Mobile's app can be deployed to every employee phone with each app managed by a cloud-based fleet portal that includes device restriction by implementing real-time locking of iPhone devices when the employee is behind the wheel, enhancing driver safety.

Continuing with the travel industry, in aviation, Jamf has become the go-to partner for airlines around the world for numerous workflows that engage flight attendants, gate agents and ground crews. One specific workflow that leverages our patented Jamf Setup and Reset applications provides pilots with cockpit flight bags on iPad, where the content available changes based on whether the pilot is in cockpit or off duty. Over the past year, this has led to Jamf used to deploy over 100,000 devices for airline specific workflows globally. Q3 represented our best quarter ever for the airline industry.

And finally, on the topic of travel industry, Jamf was proud once again to partner with SpaceX to manage the iPads used in the first all civilian space flight in September.

The power and value of Jamf's industry workflows can also be seen in the education market. Our patented Jamf Teacher, Jamf Student and Jamf Parent functionality are completely unique with no other traditional MDM provider matching Jamf's in-classroom capabilities.

Sacramento City Unified School District, who had previously deployed Jamf School, Jam Pro, our Jamf Setup and Reset apps and Jamf Connect, expanded their deployment to include Jamf Protect in Q3, and therefore, is now running our full Apple Enterprise Management platform. The result is that Sacramento City now has unique in-classroom capabilities that give teachers control of their classroom so that they can best empower student learning with Apple technology.

2020 was a year of transformation in education with tremendous device growth as schools became aware of the power of education technology and the importance of equitable access to learning. While last year's focus was on device distribution and connectivity, focus has now shifted to ensuring student safety while using these devices. With the recently passed Federal K-12 Cybersecurity Act, along with funding to strengthen schools’ IT security protocols, we anticipate a greater need for student safety solutions. Jamf's new Student Safety offering, which builds upon technology acquired from Wandera and was announced at JNUC in October, provides content filtering, threat defense, acceptable use and data policies, along with device and network protection, meeting this growing need to protect our students and give peace of mind to teachers and parents.

Another example of leveraging the power of Jamf's technology, combined with new capabilities from Wandera can be seen with Berkshire Healthcare NHS Foundation Trust, which provides mental health services and other community-based health services primarily to the Royal

County of Berkshire in the U.K. Berkshire Healthcare NHS leverages both Jamf and Wandera to deploy new devices and ensure these devices are protected and in compliance.

During the height of the pandemic, they saw a 25% increase in mobile device demand and utilize Jamf for efficient zero touch deployment across its users and facilities. They have also seen significant value employing Jamf's new Data Policy solution from Wandera for ongoing data savings for both iOS and Windows 10 devices. Integration of Wandera into Jamf brings additional efficiencies as the Berkshire Healthcare NHS team will be able to seamlessly update mobile devices as they change hands within the organization, building on Jamf strength to provide health care workflows for shared yet personal Apple devices.

This capability during our first quarter together led to multiple healthcare wins in Q3 as well as several cross-sell and upsell wins of the Wandera products through our Jamf sales channel across multiple industries.

We were also pleased that the existing Wandera sales channel continued undisrupted, closing its largest deal since 2019 with a major defense organization. For this win, given the new customer’s vast data privacy and protection requirements, we engaged in a 1-month proof of concept where the new Jamf team deployed Threat Defense and Data Policy across the organization. This resulted in the customer fully committing to purchase these products for their 10,000-plus devices, demonstrating the ability for these new Jamf products to rapidly meet the needs of organizations with the strictest security requirements.

In Q3, we also advanced Jamf security solutions through partnerships. Prior to the acquisition, Wandera established a partnership with Cybereason, a provider of threat prevention, detection and response for endpoints. In Q3, Cybereason and Jamf extended the partnership to fully embed Jamf's threat capability at scale for iOS and Android devices to help security leaders achieve comprehensive protection across all of their enterprise endpoints, no matter their location.

In addition, Jamf also announced a new strategic partnership with Red Canary, a security operations company trusted by hundreds of the world's best security teams. Jamf and Red Canary will help organizations succeed with Apple by bringing an integrated Apple-native solution for threat detection and response to market. Red Canary uses telemetry generated by Jamf Protect to analyze device and user activity for risky behavior. When a real threat is identified, Red Canary responds quickly to prevent calm and data loss.

We highlighted this new partnership, along with our new Jamf-branded solutions like Threat Defense, Data Policy and Safe Internet along with other innovations during our virtual Jamf Nation User Conference, also known as JNUC, a few weeks ago. JNUC has become the single largest gathering of Apple Enterprise experts in the world and provides a forum for collaboration and learning, and this year was no exception.

Along with showcasing these industry-leading innovations, many customers and partners shared their stories on how they succeed using Apple and Jamf. The quality and engagement in this year's event were extraordinary. We offered 140 sessions across 9 tracks, providing the nearly 8,000 attendees a significant amount of excellent content. The average person attended

7.5 sessions, equaling a total of approximately 57,000 sessions viewed over 3 days, showing that even though the event was virtual, attendees were incredibly engaged. These numbers don't include the on-demand views that happen over the 30 days that the content remains available to registrants.

Additionally, for the first time, Jamf hosted a JNUC investor event, which summarized key takeaways from this year's conference, including Jamf's focus and differentiation, providing solutions that are enterprise secure and consumer simple while protecting personal privacy. Specifically, we highlighted 4 key areas where we believe our solutions will be market moving. If you missed the event, the replay is available on our IR website.

In closing, Q3 again demonstrated the remarkable balance, consistency and strength of our business. We continue to see momentum in the markets we serve and are poised to continue leading and innovating in Apple Enterprise Management.

Now I will turn it over to Jill.

Jill Putman - Jamf Holding Corp. - CFO
Thanks, Dean, and thanks again to everyone for joining us today. As Dean mentioned, we continue to see strength across all aspects of our business.

Total revenue for the third quarter is $95.6 million, representing growth of 36% year-over-year, exceeding our expectations due to outperformance across all revenue categories. Wandera contributed $5.1 million of revenue in the quarter. Total ARR as of September 30th is $384.8 million, an increase of 47% year-over-year, with organic ARR growth of 37%.

Consistent with the past few quarters, this organic growth is driven by a greater than 25% growth across every Jamf product with all 3 major geographies and all of Jamf's top commercial industries experiencing ARR growth of over 30%.

We ended the quarter with 25 million devices on our platform, representing 34% year-over-year growth as we continue to see strength in both the education and commercial verticals in all geographies, driven by both new logo acquisition and device expansion within our installed base. This device count reflects Jamf plus Wandera devices, excluding any duplicates.

Additionally, we continue to see the benefits of our upsell and cross-sell efforts of products into our install base. Our dollar-based net retention rate remained strong at 119% for the trailing 12 months ended September 30th. This figure will not include Wandera until we have 12 months of trailing data.

The remainder of my remarks on margins, expense items and profitability will be on a non-GAAP basis. Our GAAP financial results, along with the reconciliation between GAAP and non-GAAP, are found in our earnings release.

Gross profit margin is 80% compared to 83% in the prior year quarter. When normalizing for the Jamf Connect revenue recognition changes, gross margin is consistent with the prior year quarter.

With respect to operating expenses, we remain focused on improving the leverage in our business while balancing investments for growth. Increases in operating expenses over the prior year were primarily due to these investments for growth, such as sales and R&D headcount as well as building in public company costs. Operating margin is 2%.

Our annual effective tax rate for the 9 months of 2021 increased to 2.8% from negative 0.5% due to the Wandera acquisition. This increased our effective tax rate in the third quarter to 4.7%.

Unlevered free cash flow for the trailing 12 months ended September 30th is $81.5 million, reflecting a 24% unlevered free cash flow margin compared to $57.6 million or 23% margin in the prior year period.

Our operating model of high growth and efficient deployment of capital continues to yield strong cash flow generation and allows us to continue to make investments in innovation and top line growth.

We ended the third quarter with $227.1 million in cash and cash equivalents.

Now I'll provide thoughts on guidance for the fourth quarter and full year 2021. We expect strong performance to continue given what we've achieved so far this year and the momentum in our business. As we discussed during our previous calls, beginning in the third quarter, we updated how we deliver our Jamf Connect product, resulting in a change in revenue recognition with less revenue recognized upfront as on-premise subscription revenue, as it will now be recognized ratably over the term of the subscription, in line with the majority of our revenue. While there is no impact to ARR, this change will defer revenue in the second half of the year into future quarters, which impacts our full year revenue growth percentage.

Our organic ARR growth rate typically exceeds our revenue growth rate because the ARR excludes services and license revenue which grow at a slower pace than our recurring revenue and ARR added later in the quarter has a smaller contribution to revenue in the quarter.

Given these considerations, for the fourth quarter of 2021, we expect:
•Total revenue in the range of $99.0 million to $101.0 million, representing growth of 30% to 32% year-over-year.
•Non-GAAP operating income in the range of $1.5 million to $2.5 million.

For the full year 2021, we expect:
•Total revenue in the range of $361.5 million to $363.5 million, representing growth of 34% to 35% year-over-year.
•Non-GAAP operating income in the range of $19.0 million to $20.0 million.

As a reminder, non-GAAP net operating income reflects the impact of the Wandera acquisition, including purchase price accounting adjustments, Wandera's run rate operating losses, approximately $5 million of planned investments in go-to-market headcount to support growth as well as customer support and customer success headcount.

Additionally, for modeling purposes, we are providing the following information. For the fourth quarter and full year 2021, amortization is expected to be approximately $12.2 million and $41.3 million, respectively. These amounts reflect the preliminary Wandera purchase price allocation and are subject to change upon the completion of the analysis. For the fourth quarter and full year 2021, stock-based compensation and related payroll taxes is expected to be approximately $47.6 million and $70.4 million, respectively.

We expect an annual effective tax rate of less than 5%, which should also be used when calculating tax effects of non-GAAP adjustments. This annual effective tax rate is impacted by the establishment of a valuation allowance during 2021. In addition, we do not currently pay cash taxes on a U.S. Federal basis.

For calculating EPS, we expect basic and diluted weighted average shares outstanding to be approximately $119.1 million and $130.8 million, respectively, for the fourth quarter of 2021. For the full year, we expect basic and diluted weighted average shares outstanding to be approximately 118.3 million and 124.7 million, respectively.

Looking ahead, with the momentum we're seeing across all geographies, top industries and all products, along with the continued investment in our go-to-market activities, we expect to continue to deliver strong revenue growth in 2022 bolstered by new products and increasing strength in our commercial business.

In closing, our Q3 results reflect the continued strength, balance and consistency of our business. We're poised for a strong finish to the year as we continue to deliver for our customers.

With that, Dean and I will take your questions. Operator?

Operator
(Operator Instructions) Before we go to our questions, I'd like to hand the program back to Dean Hager for a few words.

Dean J. Hager - Jamf Holding Corp. - CEO & Director
Thank you, Jonathan. Hello, again, everyone. I wanted to take just a couple of more minutes to comment on the announcement yesterday of Apple Business Essentials, which is now in beta in the United States. For clarity, Apple Business Essentials is a paid subscription service offered by Apple that includes iCloud storage, Apple Care support and simple device management capability. It is in beta with expectations to become generally available next year for small businesses within the U.S.

This offer has been long anticipated ever since Apple's acquisition of Fleetsmith in June 2020. I've been asked about it many times over the past 1.5 years. And so now I'd like to take a little time to provide clarity on this latest development with 3 key points.

First, this announcement has been expected. We are very close to Apple, frequently releasing products at just the right time prior to an Apple announcement, like we did with Jamf Protect prior to the announcement of the M1 chip, with Jamf Connect prior to federated managed Apple IDs and just a few weeks ago with our Private Access launch within days of Apple's Private Relay beta, complementary products that protect organizations and people.

When the Fleetsmith acquisition occurred, I said it would result in 3 things: improvement to Apple Business Manager, the cloud service that Jamf embraces for several of our solutions, that's a good thing. We also said that Apple would likely maintain a first-party small business capability to perform some simple MDM commands. Additionally, we said that the acquisition would not have a material impact on our business. All 3 statements have proven accurate, and Jamf's partnership with Apple has never been stronger.

Second, nearly all value delivered in Jamf Business Plan and Apple Business Essentials is additive. Jamf works closely with AppleCare and has no interest in competing with iCloud storage. And Apple's device management capabilities support only a subset of the MDM framework. There is no overlap with Jamf's identity and access management or device and data protection. And Jamf’s management capability is a superset of MDM, going well beyond the framework.

None of Jamf's growth drivers, including Mac, Education, Industry Transformation in healthcare or transportation, International, Security or Access Management are impacted. In fact, I think Apple Business Essentials will have a positive impact on these growth drivers, which brings me to my final point.

As with all Apple innovations, we believe this latest offer presents new opportunity for Jamf. Anything that raises Apple's profile in business is great for Jamf. Jamf has always coexisted with first-party Apple capability ever since they launched MDM in 2010 and Profile Manager in 2011, which is Apple's free MDM tool.

With this most recent announcement, Apple has extended Apple Business Manager to create a simple on-ramp for small companies to get started with Apple devices at work. This is excellent news as it grows the total market size and provides Jamf more strategic addressable targets. Most of our product portfolio adds value and is sellable to customers who choose Apple Business Essentials, meaning we are going to continue to do what we always do, fill the gap between what Apple builds and the enterprise requires.

Additionally, with our new cross-platform Threat Defense, Data Policy and Private Access products, our solutions are no longer Apple only, but they are Apple best. Considering the incredible momentum of enterprise Apple devices globally, we believe this expected announcement is good news and presents Jamf with a terrific opportunity. When Apple innovates, Jamf celebrates. I hope that provides some clarity.

Now we are prepared to take your questions. Jonathan?

QUESTIONS AND ANSWERS
Operator
Our first question comes from the line of DJ Hynes from Canaccord.

David E. Hynes - Canaccord Genuity Corp., Research Division - Analyst
Dean, really nice to see the consistent growth here. I want to follow up on the Business Essentials topic just because it seems the most topical. We're getting a bunch of questions on it. So just 3 simple questions. So first, has there been any change in your relationship with Apple as a customer? Second, has there been any change in your relationship with Apple as a channel partner? I think the answer is no, based on what you said about those, I'd like to hear you say it. And then third, what percent of your revenue comes from companies with less than 500 employees today?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
So I'll take those first 2, and then I'll kick it over to Jill. First of all, yes, no change in our relationship with Apple across any front, channel, customer, any of those things. So you're absolutely right. You heard me say it. Jill, why don't you take the next part?

Jill Putman - Jamf Holding Corp. - CFO
Yes. When we measure the number of customers that we have, of course, we're going to have quite a few at that low end of the market, but it's just a small sliver of the number of our devices that we have because -- and that's actually our economic unit that we really focus on. We've gone and evaluated how much of our current ARR is actually addressable with the Apple Business Essentials, and we estimate it at the very low single digits of our current ARR. And even at that, we're not concerned because our retention right now has been higher than ever. And this new solution is intended for those small businesses who actually don't use another solution. So there's really no financial or functional benefit for customers that are currently on our platform to switch. So like Dean said, we're really looking at this to see as seeing greater opportunity as the Apple market grows.

David E. Hynes - Canaccord Genuity Corp., Research Division - Analyst
Yes. Perfect. And then I want to ask about Wandera and just on the numbers there. So if my math’s right, I think it added $26 million or $27 million in ARR in the quarter. So first, does purchase accounting impact that? And second, any color on how fast Wandera is growing?

Jill Putman - Jamf Holding Corp. - CFO
So I'll take that one, DJ. Purchase price accounting does not impact the ARR, it impacts the revenue, the deferred revenue that we brought over. And we did have a haircut of something less than $1 million in the quarter. And you're right in the ballpark on the ARR that came over as well. And when we think about how Wandera is going to grow, while the quarter leading up to and the quarter right on the heels of the integration of the acquisition, we did see growth slower than where it had been, but right in line with what we expected. And then when we look forward, we expect it to grow at the same pace as the rest of the Jamf ARR has been growing.

Operator
Our next question comes from the line of Chad Bennett from Craig-Hallum.

Chad Michael Bennett - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst

Just as we look into '22, Jill, just on the Connect revenue rec piece, is that -- I know it was a second half of '21 headwind just on a net-net basis, is that still a headwind for all of fiscal year '22 from a revenue standpoint, subscription revenue standpoint?

Jill Putman - Jamf Holding Corp. - CFO
No. You could think of it as a slight headwind in the first half of the year. And as our business has grown quarter-over-quarter and year-over-year, it's becoming such a small percentage of our business. For the first half of the year, you could probably consider it to be just a couple of percentage point impact on our ARR growth, and it will start to normalize once we lap the 1 year of that in the third quarter.

Chad Michael Bennett - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst
Got it. And then I don't know that has happened – I was hopping between a couple of calls. But in terms of where we are attach rate wise for Protect and Connect and kind of the whole threat defense landscape? And did you guys give an update on where you are there in terms of attach rate? And if you care to share maybe what you think that growth could be from a penetration standpoint over the next 12 months?

Jill Putman - Jamf Holding Corp. - CFO
Yes. Hey this is Jill. So when we think about the attach rate of Connect and Protect, we have been giving some color on that as those products have begun to ramp in our portfolio. We added about 700 customers on the Connect platform in the quarter and about 400 on Protect, and that's pretty similar to the previous couple quarters. It's ramping a bit. When we think about what that can -- where that can get over time, we think of it as being 50% of our customers attaching to one of those products over time is how we're thinking about it.

Dean J. Hager - Jamf Holding Corp. - CEO & Director
Yes. And we have announced at JNUC that we had now over 3,500 customers of Jamf Connect and over 1,500 customers of Jamf Protect. So that gives you an indication.

Chad Michael Bennett - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst
Got it. And then if I could just squeeze in one more, I apologize, Jennifer, but just in terms of how we think about ARR growth relative to subscription growth? I think we're at a point right in the model where they should be fairly similar or correlate. It looks like, again, knock on wood, if kind of seasonality plays out the way it should in the fourth quarter for you guys, you're going to have another very good ARR growth quarter, again, knock on wood, kind of in the same ballpark as where you were this quarter. And so I guess, if you look at kind of subscription growth rates, I guess, out there right now on the street, there's a pretty big delta from where you're putting up -- where your ARR growth is today, right? And where those subscription growth numbers at least today sit for next year? Is there something we're missing -- I don't want you to -- whatever you care to share there, Jill, but just curious, it's a pretty wide spread right now?

Jill Putman - Jamf Holding Corp. - CFO

No. We -- over -- we're getting to the point where our ARR and our subscription revenue growth rates are going to start to converge because we're going to have -- we have less -- historically, we've had some of our ARR that was recognized upfront as, because of on-prem, our customers took it on premise. We have less and less of that, especially now with the correction or the change that we've made and how we're deploying the Jamf Connect product. So by the time we get through the end of '22, the amount of on-prem will be so small that there won't be much of a difference between those 2 growth rates.

Chad Michael Bennett - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst
It sounds like there shouldn’t be a big delta is what you're saying?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
No, no.

Operator
Our next question comes from the line of Sterling Auty from JPMorgan.

Sterling Auty - JPMorgan Chase & Co, Research Division - Senior Analyst
Dean, in terms of back to Apple and ABE, did they give you any indication that this is the beginning of a strategy starting with SMB? And should we anticipate that at some point here in the future, the next step is going to be their full-on competitor up and down the stack in terms of small business to enterprise?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
So obviously, we work very closely with Apple. I'm never going to chat or speak for Apple in any way. So I will just give you my perspective. My perspective is that Apple is in the position, we've actually, and we've communicated this before, at the small business level, not at the enterprise layer, but in the small business layer, Apple actually had an issue where it was not easy to onboard Apple devices. I've shared a little bit about some of the technical complexity even at the low end of Jamf Now. And so what Apple needed to do is to be able to provide a very simple first-party method to, for an IT team, for instance, to lock a device that might get lost. They were the only manufacturer -- a major manufacturer of systems that didn't provide this level of first-party control through the cloud. And so something that they needed in order to improve Apple adoption at the very low end. They don't have that same issue really even in medium-sized businesses or large-sized businesses. So it was a very targeted approach, just so you know -- I mean, as you well know. When we talked about Fleetsmith when they were first acquired, they were a very low-end provider, so much so that our words were that we did not consider it a competitive solution. We also do not consider this a competitive solution. It actually supports less of the MDM framework that Fleetsmith did when they were actually acquired. So this is not something that generally gets in our space. We're pleased that it will contribute to the overall growth of Apple's use in business.

Sterling Auty - JPMorgan Chase & Co, Research Division - Senior Analyst
That makes a lot of sense. And then one follow-up would be on the education sector. You kind of gave -- alluded to maybe a cooling of spend. Can you elaborate more on that? What is it specifically that you see as cooling because I think a lot of investors think about the Federal funding that's going into K-12 and why wouldn't that continue to be a big tailwind?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
I think it will be a tailwind, actually. I think it's in a period of time within Q3 specifically, where some of that hasn't really taken off yet. Again, organizations are still identifying what they can actually spend on it. And it isn't really a cooling of spend. It's just a growth rate versus last year's scorching Q3 within education. So it's really more a testament of that than anything else.

Operator
Our next question comes from the line of Matt Hedberg from RBC Capital Markets.

Matthew George Hedberg - RBC Capital Markets, Research Division - Analyst
Dean, I think what stood out to me too was a lot of strength in -- on the commercial side of the house. When you sort of think towards 4Q and even more so 2022, what are some of the things that give you confidence that, that strength will continue?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
So thank you so much for the question. Well, first of all, our entire business, and I've stated this for some time, is driven by the consumerization of IT. I still continue to say that sending everybody to work at home for over a year has accelerated the consumerization of IT. So the first answer to your question would just be incredible Apple adoption. The consumerization of IT, the changing in demographics and the unbelievable hardware that Apple is releasing right now is just increasing the demand around the world. I cited in my prepared remarks, that IDC's numbers have the Mac, for instance, throughout 2020 and the first 3 quarters of 2021 growing at over twice the rate of the industry and the fastest-growing laptops. So we -- that is our best market and yet we're growing faster, as I mentioned earlier as well, in iOS and iPadOS. So the specialty around Apple, the incredible experiences that we can create for individuals and frankly, the ease at which the IT and security teams are able to use our tools to be able to deliver a secure enterprise are the things that are going to continue to drive use in commercial markets.

Matthew George Hedberg - RBC Capital Markets, Research Division - Analyst
That's great. And then, Jill, I think you noted there was 1.8 million devices added in the quarter. And I couldn't -- I think you said that, that also included some from Wandera, is that correct?

Jill Putman - Jamf Holding Corp. - CFO
That does include some from Wandera. We took our devices and their devices. We de-duped, right? We had some duplicates where we had overlapping devices. So it reflects a decrease in that, or a decrease for that or elimination for that.

Matthew George Hedberg - RBC Capital Markets, Research Division - Analyst
So then -- because I think last quarter, you added about 1.4 million devices. Is that kind of in the ballpark maybe of kind of the organic adds for 3Q?

Jill Putman - Jamf Holding Corp. - CFO

So one of the things that's different about the Q3 adds versus the Q2 adds is really the mix shift between commercial and education. As education started to slow down a bit from where it had on the previous, call it, 4 quarters. Commercial really started to take off. In commercial, we get fewer devices for the ARR dollars. And so it's really more of a mix shift based on the seasonality of where we are in the year.

Operator
Our next question comes from the line of Raimo Lenschow from Barclays.

Raimo Lenschow - Barclays Bank PLC, Research Division - MD & Analyst
I apologize for the question in advance, because it's another Apple question. Dean, like as we have the discussion with investors, like one of the comparisons that comes up is like Microsoft with the EMS offering where you started low and then they kind of -- with a very low end offering just kind of walked up the market and just got a lot of like volume in there. Like could you maybe kind of go one more time through like how the Apple offering is different in terms of how comprehensive is, et cetera, to kind of that offering that kind of Microsoft used to kind of roll up that market? And then the second question was, any commentary around the iOS momentum you guys are seeing in the install base where you have the Mac, but the iOS is done by other providers. Like what are you seeing there in the field at the moment?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
Thank you, Raimo, for the question. So first of all, I mean, obviously, the most significant answer to your Apple versus Microsoft is Microsoft has always been a giant in the enterprise. It is a strategic market for them. They have been there forever. And Apple has never really had an enterprise solution in their 45-year history. So that's a pretty stark difference between the 2 organizations.

But if I can give you an example, maybe that will help. So let's say you were a small business owner, and you're just trying to decide between giving your employees Chromebooks, Mac or Windows. And you don't have that much money. You just want to make sure that you don't lose the devices. So you ask each of the providers. If I lose this, can I press a button in a web browser and just lock the screen? Well, the answer for Google has been yes. And the answer for Microsoft has been yes. And the answer for Apple has been to that small business owner, if you buy some third-party software. And clearly, that is going to impact the adoption of Apple at the very low end of the market. As soon as you get into the midrange of the market or the large range of the market, it doesn't apply because you have IT teams and you also have systems that are in place. But at that very entry level a first-party ability to be able to do some simple MDM functions, again, which Apple’s actually had since 2011 in an on-premises solution. So this is not new. This is something that they've always had and now is available through the cloud. But essentially, that's the problem that they were attempting to solve with this, and we applaud it.

We've actually been leaning on them to have a simpler solution at the very low end of the market, which, for technical reasons, I won't go through it, it's really kind of a problem that only Apple could solve. They really had to take it on themselves. So it's something we've been asking for. They've done it, and we think it's going to benefit the rest of the market.

Regarding iOS, we have a couple of key reasons why we win and why we've been growing there so fast. First of all is we handle the complex industry workflows of education, healthcare, transportation, retail, simply the best on the market. And they are very complex as you get into shared and yet personal devices. The other reason why we win is we have such a strong presence, as you well know, 23 of the top 25 brands in the world, and most of the leading companies in all industries using us for Mac. And what they're finding is that they just have some solutions on -- issues on the iOS side that they don't have on the Mac side. So they end up moving their iOS devices over to a proper Apple Enterprise Management solution with their Macs, and those issues pretty much go away. So for those 2 reasons, I call them industry and ecosystem are the primary reasons why we win. We actually don't go out to compete for simple MDM command. That generally is kind of a race to the bottom of the market and isn't a lot of interest to us. We're more interested in solving business problems, which is what we focus on and that's why we win.

Operator
Our next question comes from the line of Koji Ikeda from Bank of America.

Koji Ikeda - BofA Securities, Research Division - Research Analyst
And apologies from my end to another Apple question. Maybe on the other side of the equation, I read somewhere that this Apple Business Essentials is good for up to about 500 employees. And I was wondering, could this potentially create like a, an effect of is Apple Business Essentials is good enough for us. So maybe you could help us understand a bit more about the key or maybe multiple key technology pieces for a customer around that 500 range that would not want to switch to Apple Business Essentials?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
Well, once again, Apple by their own words have no interest of going after customers who are actually have a system in place. Remember, the problem that I just described Apple's trying to solve, is for a new small business that isn't running anything that has some pretty simple capabilities that they want to take with the device. That has been a space that we've never really attempted to compete in, and Apple is trying to solve an issue for those customers. Yes, their literature says up to 500 customers, but there's another element of that. Or up to 500 employees, but there's another element to that. It's up to 500 employees where the IT team only has a need for a few simple MDM commands. No security need, no -- or no identity cloud connection need, no threat defense need, no private access need, none of those types of needs with fewer than 500 employees, the need for some simple commands. That's really where it's targeted. And again, that's where the market needed a solution. And by Apple offering this, it is actually going to open up for more small businesses to start using Apple. And by that, I mean Apple devices, which is what we want.

Koji Ikeda - BofA Securities, Research Division - Research Analyst
Got it. And switching gears off Apple. I noticed in the press release, and I saw the announcement too earlier, new CIO. I was wondering if you could talk a bit more about what you mean by modern hybrid workplace? And I guess, more importantly, what could that mean for margins and CapEx in the future?

Dean J. Hager - Jamf Holding Corp. - CEO & Director

Sure. I'll let Jill take the margin on the CapEx, but I'll just talk about what we meant about that announcement. I've mentioned before that I actually wrote my thesis paper on telecommuting in 1995. So it took 20 years and a pandemic that I was spot on in the prediction of where I was at when I was in my mid-20s or so. But I've always been someone who believes that employees can be their most productive in their most comfortable environment where they choose and have great flexibility in where they work. And so our office environments at Jamf have always been put together to facilitate that kind of flexibility. And as we have a body of employees who used to come into work every day and then immediately went home, and now we're going to have more of a come in as you want to sort of environment. That necessitates a brand-new set of kind of facilities and facilities relationship with IT. And Linh Lam, our new CIO, actually owns not only our IT infrastructure, but also our facilities. So where Apple technology, since that's what we use meets office environment that we're pretty excited to be able to create some new experiences for employees. Jill, if you want to talk a little bit about capital?

Jill Putman - Jamf Holding Corp. - CFO
Yes. I would just add that as we think about the resources that we'll deploy, we're not too far away from what Dean just described. We've been working on that for years actually. And so we've already made a lot of those investments. We take the opportunity during COVID when our offices are empty to get a lot of that stuff and infrastructure in place as well. And prior to that, the reason that we have been so efficient and effective when we went home 1.5 years ago is because they already had those tools in place and in the hands of all of our employees. But going forward, one of the things we're going to have that Linh is going to be working on making sure we've got the best and the proper foundation when it comes to our business systems that can help us scale to that $1 billion organization level and really putting some focus there and making sure we get that all buttoned down. So that's where we'll be putting some effort in -- here in the first 24 months.

Operator
Our next question comes from the line of Gregg Moskowitz from Mizuho.

Gregg Steven Moskowitz - Mizuho Securities USA LLC, Research Division - MD of Americas Research
So you mentioned that your commercial business has further accelerated. Are you able to put a finer point on what you're seeing, anything Dean, in terms of transaction velocity, deal sizes, et cetera?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
Well, I mentioned that, I mean there were 2 vectors of growth. One was our new logos that brought us up over to 57,000 customers, and we see that, our COO, John Strosahl and the revenue team that we have there is just extremely effective and efficient at bringing new customers in the door. And then as Jill mentioned, with our 119% net revenue retention, we have our customers continuing to expand adoption of devices and also purchasing new add-on products. So the product family that we offer as part of Jamf Business Plan has definitely proven valuable for those customers. And it's been pretty clear that they voted with, frankly, their dollars, that a solution that best fits them is a single solution intended for Apple that brings together the management of the device, the connection of the user and the protection of the data and their device together. We've just seen tremendous success with that combination.

Gregg Steven Moskowitz - Mizuho Securities USA LLC, Research Division - MD of Americas Research
All right. That's helpful. And then if you'll indulge one more Apple Business Essentials question. And I think we're all, by the way, just well aware of kind of where the stock is trading right now, about $1.4 billion of market cap has effectively gone away over the past 48 hours. So that's the spirit, I think, of all these questions. But I do want to ask one more. So you were very clear that the under 500 employee segment only represents low single digits of your total ARR, now at about $3 per month, the starting point for Apple Business Essentials is smack in the middle between your Jamf Now and Jamf Now Plus products. And so it's interesting that it's not even being priced at a meaningful discount. I don't frankly see any concerns about displacements. But to the extent the new small business is comparing these 2 solutions at some point in the future, can you provide maybe a bit more color as to what features beyond remote lock are most valued by your Jamf Now customers?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
Yes. So for whatever it's worth, just -- again, I mentioned earlier, we don't consider this a competitive solution. Competitors generally try to beat on functionality, undercut you on price and come after your customers. And Apple has done none of those things. The -- there's no financial incentive or functional incentive or even process incentive to switch. This is -- but just to give you a data point, the key is not necessarily, I mean Jamf Now and Jamf Now Plus have significantly more capability. But the challenge that Apple has had in the small business space, is to bring in any MDM, even including the MDM capability that Jamf has, and sync it up with Apple Business Manager is actually kind of a complex process. And I think I've mentioned during prior calls that on the low -- with Jamf Now, we actually noticed a pretty substantial falloff between when a customer signs up and when they get their first device enrolled because of the steps that they have to do interchanging with Apple, by Apple actually taking this ability within Apple Business Manager and connecting to Apple Business Manager, they're going to be able to onboard those customers that may have very simple needs pretty easily. And again, that's going to create more small business use of Jamf. Also remember that most of our products now are actually sellable back into any MDM. We kept Jamf Connect MDM agnostic. We kept Jamf Protect MDM agnostic. All of the products that we acquired from Wandera are MDM agnostic. So we have a lot of value that can be added no matter what MDM that they're running, but as they want to scale and have one single integrated solution for management connection and protection, Jamf ended up offering that path as well.

Operator
Our next question comes from the line of Rob Owens from Piper Sandler.

Robbie David Owens - Piper Sandler & Co., Research Division - MD & Senior Research Analyst
Curious on the Wandera front now that you've had a quarter of it under your belt, just customer reception, number one? And any plans on bundling it moving forward?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
I'll answer the second one first. We are absolutely going to create some packages similar to what we did with Jamf Business Plan, and there's a few different options that we're working towards. And we'll be working towards that in 2022, and we think that, that will make purchasing just much easier for customers.

I will tell you this that in terms of pipeline development in the first 3 months through our Jamf channel, not even considering the Wandera channel that was brought over. And of course, as I mentioned in my prepared statements that, that continued undisrupted, including closing the largest deal through that channel since 2019. So we were pleased that, that happened, the first 3 months of us being together. But through the Jamf channel, the pipeline development around these solutions was significantly greater than any other solution that we've launched or acquired within the first quarter. So it is a relatively simple thing to position, would you like to have anti-phishing and preventing malicious download for your mobile devices? Would you like to have private conditional connection to your enterprise resources without users ever having to sign on to a VPN? And would you like to enforce appropriate data usage with -- on those devices? There's only a few questions that are necessary. And when you talk about it being integrated with the rest of Jamf, that we've seen a lot of early customer interest.

Robbie David Owens - Piper Sandler & Co., Research Division - MD & Senior Research Analyst
And then second, could you touch a little bit, not on Apple, but on the international opportunity and what you guys are seeing. You talked about the commercial acceleration. And as you compete internationally, is there anything interesting from a localized competitive perspective?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
Thank you for the question again. We've mentioned a few times that our growth outside of the U.S. is even stronger than it is inside the U.S. We have a great presence. We have announced several times that our growth in all 3 major geographies that are greater than 30% year-over-year from an ARR perspective. And again, it's just a tick higher outside of the U.S. And there really isn't from like a product localization, we have multiple languages and those types of things, but the trick is to make sure that we have the channel to be able to get to any customer in any geography, large or small, anywhere in the world. And we fortunately have that, both through our direct channel, through our partnership with Apple and also through our indirect selling channels. And then also, we have e-commerce ability to be able to purchase our products, and we'll take several purchases that way as well. So we are there where pretty much in any country we would want to do business in. We have the ability to reach all of the organizations that would be interested in our product, larger or small.

Operator
Our next question comes from the line of Bhavanmit Suri from William Blair.

Matthew Alan Stotler - William Blair & Company L.L.C., Research Division - Analyst
It's Matt Stotler on for Bhavan. I guess maybe just one from us. In terms of -- you talked previously about vertical-specific products and workflows, you're seeing some pretty strong adoption, whether that's healthcare, I think there's also travel, hospitality. I’d love to just get an update on those products. And then as you think about opportunities to expand that set of offerings from a forward development perspective, what's kind of top of mind for you?

Dean J. Hager - Jamf Holding Corp. - CEO & Director

Yes. So one of the reasons why we do so well in those markets is because Jamf, I’ve mentioned it several times, has patented capability that allows for shared usage of Apple devices that are also personalized. And what I mean by that is think about various whether it's rounds within a hospital, whether it be flight attendants on an airline, whether it be a retail worker in a store, we actually have the ability to power up the device to a setup -- multiple choice setup screen, you choose what you want and bam, it's personalized with single sign-on and the ability to be able to use that device for the purpose of that particular shift that's being worked. And when it hands off to the next person who's going to work, you can reset and set up again. And once again, you get that person productive. There's nobody else in the world that has functionality similar to that. And it has shown that we really end up serving a part of the market that nobody really serves. Now as far as the future of that, I will tell you, we're really very entrusted in workflows where devices automatically change states based on the state, whether it be location or Wi-Fi or what have you, that they happen to be in. And so this notion of state-based configurations we think, has a lot of potential to even solve more industry workflows. So we'll be continuing to invest in that area. And once again, like I said earlier, not managing devices but solving business problems is why Jamf has done well, and we will continue to do that.

Operator
Our next question comes from the line of Rod Hall from Goldman Sachs.

Roderick B. Hall - Goldman Sachs Group, Inc., Research Division - MD
Just 2 quick questions, 1 on the numbers, kind of going back to this educational question, but I noticed the on-prem number was down sequentially. And I guess I seem to remember a lot of that pulse in spending there was related to schools. But I wonder where you think that on-prem number kind of settles out? Do we see it deteriorating again in December? Kind of what's the trajectory of that number, I guess? And does it kind of settle at the level we saw back in '19? Or where do we end up on that? And then I have a follow-up to that.

Jill Putman - Jamf Holding Corp. - CFO
Rod, it's Jill. I'll take that. So the on-prem is really being impacted primarily because of that change in our revenue recognition for Jamf Connect that the revenue was hitting there prior to the third quarter. And then with the change now, that's being treated ratably up in the subscription line. That's the biggest driver right there. Anything outside of that would be immaterial seasonality differences.

Roderick B. Hall - Goldman Sachs Group, Inc., Research Division - MD
So do you think, Jill, that just kind of then varies seasonally from here? This is just kind of a new normal for it and then we should be modeling it seasonally?

Jill Putman - Jamf Holding Corp. - CFO
Yes, it will be seasonal during the education season as we'll see some seasonality there. And then it's just going to become a smaller piece -- a smaller percentage of our total. Again, as we're moving the Jamf Connect out of that bucket and as we continue to migrate the remaining straggling accounts into the cloud.

Roderick B. Hall - Goldman Sachs Group, Inc., Research Division - MD

Okay. And then I did -- I've got a kind of a technical question on the business essentials from Apple. I noticed that they're providing separate encrypted areas for data, for business data and personal data. And I'm assuming that extends to Mac, and I don't think we've seen them provide a secure area for business data and protect users' privacy that way. And I'm just curious what you guys take on that is, I mean, that does seem architecturally like a little bit of a difference and not maybe something I would have expected them to do? So just curious what your thoughts are there, Dean?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
No. What they're referring to there, is actually a functionality that they came out with in the fall of 2020 called user enrollment, and it is awesome. And obviously, Jamf was the first to support it, and we actually announced some new capabilities around that at JNUC this year, where with the -- I've mentioned this before that BYOD has always had a problem in the market where on one side, you don't really want to fully manage BYOD devices because that violates the person's privacy. But on the flip side, if you only just try and manage an application or 2 on the device without any device management, you're not really providing that user with any services. So therefore, the organization wants to be secured and the user wants to be private, and there hasn't been a solution for that. And Apple originally released an early version of user enrollment, as I mentioned, in the fall of 2020, we supported that. And then in 2021, offered a great new service discovery feature that Jamf announced support of at JNUC which actually allows BYOD users to go into general settings, VPN and profile device management, and simply tap the button, sign into work, school or work. And when they do that, Jamf wakes up and automatically enrolls that device that separates the personal side, the data partition from the work side, keeping everything for the user completely private. I believe this is absolutely the future of BYOD, and this is a market that we historically haven't really even strategically approached because there hasn't been a good way to do it up until now. And now with this new capability, we are very excited for putting together some interesting new offers for 2022.

Operator
Our next question comes from the line of Josh Reilly from Needham.

Unidentified Analyst
This is Michael Rackers, I'm on for Josh Reilly. Just one quick question for me. I know you mentioned it a little bit earlier, but can you talk a little bit about the sales cycle length around the Wandera products versus the Jamf portfolio and maybe some different go-to-market strategies within the mix of Wandera products?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
So yes, regarding sales cycle lengths, they've actually been in the portfolio now for 3 months. And of course, as you know, with sales cycle lengths you only can measure them based on the practices you have for when you enter it into the pipeline, and different salesforces might enter it into the pipeline at different stages of the sale itself. So I really don't want to comment on the historical sales cycle of Wandera as they were a stand-alone company. And I don't think it's probably appropriate to comment on it based on our first 3 months of ownership. But what I do know is from kind of an overall ASP, you might notice that given our ARR and number of devices here in Q3, we actually took a nice little hop up from an overall ARR per device. That is because of the ASP that we're able to get from the Wandera solutions now as well that are in the mix. So we have long been able to -- by adding additional products within the Mac space, continue to get more value out of each individual device. And now with the Wandera products, not only do we get even more value out of the Mac device, but we also get more dollar value out of each iOS device as well.

Operator
Our next question comes from the line of Pat Walravens from JMP Securities.

Joey Marincek - JMP Securities LLC, Research Division - Research Analyst
It's Joey Marincek on for Pat. Dean, last one on competition, competitive dynamics I swear. But can you just give us an update on win rates overall? And then one for Jill. Is there anything else to call out in the gross margin this quarter? And then maybe how should we think about the trajectory going forward of that?

Dean J. Hager - Jamf Holding Corp. - CEO & Director
We've never really released win rates, but I will tell you this. The win rates throughout this year, as a matter of fact, over the last couple of years, are higher than what they were at any other time in our history. So we're at a peak when it comes to -- hopefully, actually, we'll probably ideally continue to improve. But our win rates have consistently improved. It's also worth noting, Jill mentioned it, that our gross churn is also at the lowest point that it's ever been in history. So we're at a really great spot where our customers are enjoying the value that they get, they're staying with us and actually purchasing additional solutions as well, as I mentioned earlier. So yes, all those metrics are at a kind of a Jamf historical best.

Jill Putman - Jamf Holding Corp. - CFO
Yes. And then when you think about our gross margins for the quarter, the biggest driver of the slight dip that we saw is really the fact that we've got that Jamf Connect revenue recognition change that's pushing some of that revenue out into future periods while we still bear the cost to support it. And then also a little bit of some investments that we're starting to make on behalf of the Wandera acquisition, really focusing on improving customer support and success and making some investments there. So, those are the 2 things that are hitting the margin this quarter. Going forward, you could consider those -- the margin being similar in the range, kind of normalized in the last couple of quarters.

Operator
Thank you. I'm not showing any further questions at this time. Thank you, ladies and gentlemen, for your participation, you may now disconnect.